As filed with the Securities and Exchange Commission on March 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GALECTO, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1957007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ole Maalos Vej 3

DK-2200 Copenhagen N

Denmark

(+45) 70 70 52 10

(Address of Principal Executive Offices)

Galecto, Inc. 2020 Stock Option and Grant Plan

Galecto, Inc. 2020 Equity Incentive Plan

(Full Title of the Plans)

The Corporation Trust Company

c/o Galecto, Inc.

1209 Orange Street

Wilmington, DC 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin M. O’Connor

Goodwin Procter LLP

620 8th Avenue

New York, NY 10018

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	1,195,700 shares(2)	$6.83(3)	$8,166,631.00	$890.98

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2020 Equity Incentive Plan (the “2020 Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents an automatic increase to the number of shares available for issuance under the Registrant’s 2020 Stock Option and Incentive Plan (the “Plan”), effective as of January 1, 2021. Shares available for issuance under the Plan, along with an additional 67,392 shares available for issuance under the Plan effective as of January 1, 2021, were previously registered on Form S-8 filed with the Securities and Exchange Commission on November 4, 2020 (Registration No. 333-249852).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $6.83, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 24, 2021.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

 STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the 2020 Plan, as a result of the operation of an automatic annual increase provision therein, which added an aggregate of 1,263,092 shares of Common Stock on January 1, 2021, 67,392 of which were previously registered for issuance pursuant to the Registrant’s registration statement filed on Form S-8 (File No. 333-249852) on November 4, 2020 (the “Registration Statement”). The additional shares are of the same class as other securities relating to the 2020 Plan for which the Registration Statement is effective. The information contained in the Registration Statement is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-249369)).

4.2	Form of Amended and Restated By-laws (Incorporated by reference to Exhibit 3.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-249369)).

4.3

Amended and Restated Investors’ Rights Agreement among the registrant and certain of its stockholders, dated September 25, 2020 (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-249369)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of EY Godkendt Revisionspartnerselskab, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1

2020 Equity Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-249369)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Copenhagen, Denmark, on the 29th of March, 2021.

Galecto, Inc.
Date: March 29, 2021	By:	/s/ Hans T. Schambye
Hans T. Schambye, M.D., Ph.D.
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Hans T. Schambye and Jonathan Freve, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Hans T. Schambye Hans T. Schambye	President, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2021

/s/ Jonathan Freve Jonathan Freve	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 29, 2021

/s/ Amit D. Munshi Amit D. Munshi	Chairman	March 29, 2021

/s/ Stephan Christgau Stephan Christgau, Ph.D.	Director	March 29, 2021

/s/ Jayson Dallas	Director	March 29, 2021
Jayson Dallas, M.D.

/s/ Carl Goldfischer Carl Goldfischer, M.D.	Director	March 29, 2021

/s/ Carl Goldfischer Chau Q. Khuong	Director	March 29, 2021

/s/ Søren Møller Søren Møller, Ph.D.	Director	March 29, 2021

/s/ Anne Prener Anne Prener, M.D.	Director	March 29, 2021

/s/ David Shapiro David Shapiro, M.D.	Director	March 29, 2021